Exhibit 10.1

UNIT EXCHANGE AND TAX RECEIVABLE ACCELERATION AGREEMENT

This UNIT EXCHANGE AND TAX RECEIVABLE ACCELERATION AGREEMENT (the “Agreement”), dated as of July 1, 2020 (the “Effective Date”), is made by and among [Member Name] (“Member”), Premier Healthcare Alliance, L.P., a California limited partnership (“Premier LP”), Premier Services, LLC, a Delaware limited liability company (“Premier Services”), and Premier, Inc., a Delaware corporation (“Premier”). Member, Premier LP, Premier Services and Premier are each referred to singly as a “Party” and collectively as the “Parties”.

WHEREAS, Premier Services and the limited partners of Premier LP, including Member (collectively, the “Limited Partners”), are party to the Amended and Restated Limited Partnership Agreement of Premier LP, dated as of September 25, 2013, as amended (the “Partnership Agreement”);

WHEREAS, Premier, Premier LP and the Limited Partners are party to the Exchange Agreement, dated October 1, 2013 (the “Exchange Agreement”);

WHEREAS, Premier and the Limited Partners are party to the Tax Receivable Agreement, dated as of September 25, 2013, as amended (the “Tax Receivable Agreement”);

WHEREAS, the Parties believe that it is in the best interests of Premier LP, Premier Services and Premier (collectively, together with their subsidiaries and affiliates, the “Premier Group”) and the owners of the Premier Group to simplify the equity structure of the Premier Group (the “Restructuring”).

WHEREAS, in furtherance of the Restructuring, Member is willing to (a) consent to Premier LP undergoing a reverse triangular merger pursuant to which all remaining Class B Common Units in Premier LP (“Class B Common Units”) held by Member will be exchanged on a one-for-one basis for shares of Class A Common Stock, par value $0.01 per share, of Premier (“Class A Common Stock”) on the Closing Date (as defined in Section 3(a) below) (the “Merger”); and (b) agree that, effective immediately following the Merger, Member shall cease to be a Limited Partner;

WHEREAS, in furtherance of the Restructuring, Premier is electing to terminate the Tax Receivable Agreement by payment to each Limited Partner of an amount equal to the present value of payments otherwise due to such Limited Partner under the Tax Receivable Agreement, in full satisfaction of all current and future payment obligations of Premier to the Limited Partners under the Tax Receivable Agreement: and

WHEREAS, in consideration of Premier devoting significant resources, time and expense towards achieving the Restructuring in reliance on this Agreement, and to facilitate the building of the necessary coalition of member owners in support of the Restructuring, Member desires to irrevocably commit to the transactions contemplated by this Agreement on the terms set forth herein, so long as the Closing (as defined in Section 3(a) below) occurs on or before November 1, 2020.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Consent to Merger; Exchange of Class B Common Units and Termination as Limited Partner.

(a) Member (i) irrevocably consents under Section 6.6 of the Partnership Agreement to Premier LP undergoing a reverse triangular merger (the “Merger”) in which a wholly-owned subsidiary of Premier will merge with and into Premier LP, with Premier LP as the surviving entity, pursuant to an agreement and plan of merger providing that all of the issued and outstanding Class B Common Units, including those held by Member, will be exchanged on a one-for-one basis for shares of Class A Common Stock on the Closing Date (as defined in Section 3(a) below); and (ii) agrees that, effective as of the consummation of the Merger, Member shall cease to be a limited partner of Premier LP with no further action required by Member or Premier LP. From and after the effective time of the Merger, Member shall be treated for all purposes as having become the record holder of the Class A Common Stock issued to Member in connection with the Merger. Shares of Class A Common Stock issued to Member in the Merger are expected to be registered directly to an account in Member’s name with Premier’s transfer agent, EQ Shareowner Services.

(b) At the time of consummation of the Merger, in conjunction with Member exchanging its Class B Common Units and ceasing to be a Limited Partner, Member acknowledges and agrees that pursuant to Section 4.3(d) of Premier’s Certificate of Incorporation, Premier shall cancel an equal number of shares of Class B Common Stock, par value $0.000001 per share, of Premier beneficially held by Member, which shall not be reissued.

(c) Member, on behalf of itself and its successors, assigns, heirs, executors, administrators and legal representatives, agrees that, effective as of the time of consummation of the Merger, Premier’s obligations and Member’s rights under the Exchange Agreement and the Voting Trust Agreement, dated October 1, 2013, among Premier, the Limited Partners and the Voting Trustee, shall be fully satisfied and extinguished.

2. Tax Receivable Acceleration. In furtherance of the Restructuring, Premier has determined that it is in the best interests of Premier and its stockholders to exercise its right to terminate the Tax Receivable Agreement by paying the Limited Partners the Early Termination Payment (as such term is defined in the Tax Receivable Agreement). Accordingly, the Parties agree as follows:

(a) (i) At Closing (but prior to the consummation of the Merger), Premier shall become obligated to pay to Member an aggregate amount equal to the amount of the Early Termination Payment for Member as calculated under the Tax Receivable Agreement; provided that, for purposes of such calculation, the Closing Date shall be deemed to be the Early Termination Date under the Tax Receivable Agreement. Such payment obligation shall survive the consummation of the Merger, notwithstanding anything in the Partnership Agreement or the Tax Receivable Agreement to the contrary. Premier will provide Member with a calculation of the

Early Termination Payment (the “Early Termination Schedule”) at Closing in the form provided for in the Tax Receivable Agreement and the Early Termination Schedule will become binding upon Premier and Member in the manner provided in Section 4.2 of the Tax Receivable Agreement. Notwithstanding anything in the Tax Receivable Agreement to the contrary, Member agrees that the Early Termination Payment shall be paid by Premier in 18 equal quarterly installments commencing no later than March 31, 2021 and ending no later than June 30, 2025 (each, a “Quarterly Payment Date”).

(ii) Any payment required to be made by Premier under paragraph (i) of this Section 2(a) shall be subordinate and rank junior in right of payment to any principal, interest or other amounts due and payable on any obligations in respect of indebtedness for borrowed money of Premier and its subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Premier that are not Senior Obligations.

(b) Member, on behalf of itself and its successors, assigns, heirs, executors, administrators, and legal representatives, agrees that, effective as of the Closing, except as provided in Section 4.2 of the Tax Receivable Agreement, Premier’s obligations and Member’s rights under the Tax Receivable Agreement shall be fully satisfied and extinguished. The Parties agree that, from and after the Closing, other than as provided in the immediately preceding sentence: (i) Member shall not have any rights of any nature under the Tax Receivable Agreement and Member irrevocably and unconditionally waives any and all rights under the Tax Receivable Agreement, including, without limitation (A) any right to receive past, current or future payments under the Tax Receivable Agreement (collectively, “TRA Payments”), (B) any right to receive any notice, materials or other information under the Tax Receivable Agreement and (C) any right to deliver any notice under the Tax Receivable Agreement; and (ii) neither Premier nor any of its affiliates shall have any obligations or liabilities of any nature under the Tax Receivable Agreement to Member, including making any TRA Payments or delivering any notice, material or other information under the Tax Receivable Agreement (all of which shall cease as the Closing).

3. Closing.

(a) The consummation of the transactions described in this Agreement (the “Closing”) shall take place on the later of (i) July 1, 2020 or (ii) the date upon which the conditions set forth in paragraph (b) of this Section 3 are satisfied (the “Closing Date”).

(b) Premier’s obligation to consummate the transactions contemplated by this Agreement (including the Merger and the acceleration of tax receivable payments) shall be subject to satisfaction, or waiver by Premier, of each of the following conditions as determined by Premier in its sole discretion:

(i) receipt by Premier prior to the Closing from Sufficient Participating Limited Partners (as such term is defined below) of executed Definitive Agreements (as that term is defined in that certain Non-binding Letter of Intent entered into between Member and Premier which is incorporated into this Agreement by reference) containing terms acceptable to Premier;

(ii) approval prior to the Closing by Premier’s Board of Directors (the “Board”) and a special committee of the Board comprised solely of its independent directors of the transactions contemplated under this Agreement, including without limitation a determination that those transactions are fair to Premier’s disinterested stockholders; and

(iii) execution of the Definitive Agreements by Premier and delivery of such executed counterparts to Member.

For purposes hereof, “Sufficient Participating Limited Partners” shall mean Limited Partners to which are attributable (on an aggregate basis taking into account Member Facilities (as such term is defined in the Partnership Agreement) of such Limited Partners) consolidated gross administrative fee revenues of Premier for the twelve months ending March 31, 2020 constituting not less than 80 percent of the consolidated gross administrative fee revenues attributable to all Limited Partners for such twelve-month period, as determined by Premier in its sole discretion; provided, that in all events, Sufficient Participating Limited Partners must represent, in aggregate, a majority of the issued and outstanding Class B Common Units.

(c) Member’s obligation to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein shall be irrevocable from and after the date upon which Member delivers an executed counterpart of this Agreement to Premier, unless the Closing does not occur on or before November 1, 2020. From and after its delivery of such executed counterpart, Member waives any right to withdraw its offer to contract with Premier on the terms set forth herein upon any legal or equitable basis, unless Premier fails to deliver its executed counterpart of this Agreement to Member on or prior to November 1, 2020. Member acknowledges that Premier is devoting substantial resources, time and expense in its attempt to achieve the Restructuring in reliance on the commitments made by Member in this Section 3(c) and that Premier shall have the right to obtain specific performance of Member’s obligations hereunder through injunctive relief, in addition to any other remedies available to Premier, if the conditions to Closing set forth in Section 3(b) above have been satisfied or waived by Premier. For avoidance of doubt, this Agreement shall be null and void unless both Parties have delivered executed counterparts of this Agreement to each other on or before November 1, 2020. Member agrees that Premier may identify Member as a committed participant in the Restructuring for purposes of building support for the Restructuring among the Limited Partners and achieving the Sufficient Participating Limited Partners threshold.

4. Acknowledgement by Premier. Each of Premier, Premier LP and Premier Services acknowledge (a) any repurchase rights that either Premier LP or Premier Services has to repurchase the Unvested Units (as defined in the Partnership Agreement) from Member are waived, and (b) Member shall continue as a Limited Partner of Premier LP until immediately after consummation of the Merger.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by facsimile or electronic mail in PDF or similar format. Notwithstanding anything in this Agreement to the contrary, the Effective Date of this Agreement shall be the first day of the quarter during which both Parties shall have delivered executed counterparts of this Agreement to each other.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity (without invalidating the remainder of such provision or the remaining provisions of this Agreement) and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the Parties’ intent to the maximum extent permitted by applicable law.

8. Entire Agreement. This Agreement and any other documents, agreements and instruments referenced herein or delivered pursuant hereto or thereto, embody the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all other agreements and understandings relating to such subject matter.

9. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, (iii) upon transmission if sent by facsimile, with receipt confirmed by the recipient thereof, or (iv) upon transmission if sent by e-mail, with receipt confirmed by the recipient thereof. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Premier, Premier LP or Premier Services, to:	Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Chief Financial Officer
Facsimile: (704) 816-6307
Email: craig_mckasson@premierinc.com

If to Member, to:	[Member Name]
[Member Name]
[Member Name]
Attention:
Email:

Any Party may change its address, fax number or e-mail address by giving the other Parties written notice of its new address, fax number or e-mail address in the manner set forth above.

(b)    Successors; Assignment; Amendments; Waivers.

(i) Member may not assign any of its rights under this Agreement to any other person or entity.

(ii) No provision of this Agreement may be amended unless such amendment is approved in writing by Premier and Member.

(iii) All of the terms and provisions shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives.

(c)    Titles and Subtitles. The titles of the sections and subsections hereof are for convenience of reference only and are not to be considered in construing this Agreement.

(d)    Resolution of Disputes.

(i) (A) Any and all disputes not settled amicably that arise out of or relate to the validity, interpretation, performance or non-performance of this Agreement (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with then-existing Rules of Arbitration of the American Arbitration Association. If the Parties to a Dispute fail to agree on the selection of an arbitrator within 10 days of the receipt of a request for arbitration, the American Arbitration Association shall appoint such arbitrator. Such arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct proceedings regarding such dispute in the English language. Performance under this Agreement shall continue if reasonably practicable during any arbitration proceedings.

(B) Notwithstanding the provisions of paragraph (A) of this Section 9(d)(i), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (B), each Party (I) expressly consents to the application of paragraph (C) of this Section 9(d)(i) to any such action or proceeding, and (II) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(C) (I) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 9(d)(i) OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The Parties acknowledge that the forums designated by this paragraph have a reasonable relation to this Agreement and to the Parties’ relationships with one another; and

(II) The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph (C)(I) of this Section 9(d)(i).

(ii) If any Party commits a breach, or threatens to commit a breach, of any of the provisions of this Agreement, the affected Party(ies) shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the affected Party(ies) or its affiliates and the accounts and funds managed thereby and that money damages alone shall not provide an adequate remedy thereto. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(e)    Confidentiality. The Parties agree that the existence and contents of this Agreement shall be treated as confidential and shall not be disclosed to any third party except as required by law. If a Party is required by any legal process to disclose the existence or contents of this Agreement, such Party will promptly notify the other Party (unless prohibited by law) before making any disclosure so that the other Party can seek a protective order to prevent such disclosure. Notwithstanding the foregoing, Member agrees that Premier can disclose such information regarding the existence and contents of this Agreement as is required under federal and state securities laws and the rules of any stock exchange.

(f)    Expenses. Each of Premier and Member shall bear its own costs and expenses (including costs and expenses of their attorneys and other representatives) incurred at any time in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event of any breach of this Agreement, the Party committing such breach shall promptly reimburse the non-breaching Party(ies) for all reasonable costs (including attorneys’ fees) incurred by such non-breaching Party(ies) in connection herewith.

(g)     Further Assurances; Power of Attorney. The Parties agree to execute and deliver such additional instruments and other documents, and take such additional actions, as may be necessary or appropriate to effect the purposes of this Agreement. Member hereby irrevocably appoints Premier Services as Member’s true and lawful representative and attorney-in-fact in such Member’s name, place and stead to execute and deliver such additional instruments and other documents, and take such additional actions, as may be necessary or appropriate to effect the purposes of this Agreement, the Restructuring, or the transactions contemplated herein or thereby. Such power of attorney is coupled with an interest and shall survive and shall not be affected by the disability, incapacity, bankruptcy, or dissolution of any such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

[MEMBER NAME]

By:

Name:

Title:

PREMIER, INC.

By:
Craig McKasson
Chief Administrative and Financial Officer

PREMIER HEALTHCARE ALLIANCE, L.P.

By: Premier Services, LLC, its general partner

By:
Craig McKasson
Chief Administrative and Financial Officer

PREMIER SERVICES, LLC

By:
Craig McKasson
Chief Administrative and Financial Officer